Exhibit 10.9

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of November 28, 2023, (this “Agreement”), is made and entered into by and among FENIX360 Pte. Ltd., a Singapore private company limited by shares, with company registration number S9843901C (the “Company”), DUET Acquisition Corp., a Delaware corporation (“Acquiror”), and DUET Partners LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, the Company and Acquiror are entering into a Business Combination Agreement dated November 28, 2023 (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the Company Shareholders will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A Ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the Company Shareholders will be required to execute and deliver to Acquiror duly executed Share Exchange;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of such number of Acquiror Class B Common Shares set forth opposite Sponsor’s name on Schedule A (such Acquiror Shares, together with any Acquiror Shares (a) issued or otherwise distributed to Sponsor under any stock dividend or distribution, (b) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror, the Company has requested that Sponsor enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound, agree as follows:

1. DEFINITIONS; INTERPRETATION

1.1 Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

1.2 Effective Date. This Agreement shall become effective on the date of the Business Combination Agreement, which date shall be notified to the Shareholder.

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2. REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor represents and warrants to Acquiror and the Company, as of the date of this Agreement as follows:

2.01 Organization. Sponsor has been duly organized and is validly existing and in good standing as limited liability company under the Laws of the State of Delaware and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the contemplated transactions.

2.02 Due Authorization. Sponsor has all requisite corporate power and authority to (a) execute and deliver this Agreement and the contemplated documents, and (b) consummate the contemplated transactions and perform all obligations to be performed. The execution and delivery of this Agreement and the contemplated documents and the consummation of the contemplated transactions and have been duly and validly authorized and approved by the Board of Directors and/or members of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the contemplated documents. This Agreement has been duly and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03 No Conflict. The execution and delivery of this Agreement by Sponsor and the other contemplated documents by Sponsor and the consummation of the contemplated transactions and do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the contemplated transactions.

2.04 Acquiror Securities. Sponsor is the sole legal and beneficial owner of the Subject Shares set forth opposite Sponsor’s name on Schedule A , and all such Subject Shares are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens under Acquiror’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Acquiror other than the Subject Shares set forth opposite Sponsor’s name on Schedule A. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Governing Documents of Acquiror.

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2.05 Business Combination Agreement. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement and has consented to (and consents to) Acquiror’s entry into the Business Combination Agreement.

2.06 Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Sponsor acknowledges that the agreements contained in this Agreement with respect to the Subject Shares held by Sponsor are irrevocable.

2.07 Restricted Securities. Sponsor understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if Sponsor is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, under these laws, Sponsor would be required to hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.08 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, Legal Proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the contemplated transactions.

3. SUPPORT FOR BUSINESS COMBINATION

Sponsor covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

3.01 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Acquiror called to seek the Acquiror Shareholder Approval, or at any adjournment or postponement, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document or any other Transaction is sought or required, Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

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(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval, or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Acquiror to a later date; and

(c) in other circumstances in which a vote, consent or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of any Transaction, so vote, consent, elect, or approve including with respect to the Subject Shares.

3.02 Agreement to Vote Against Other Matters. At any meeting of shareholders of Acquiror or at any adjournment or postponement, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Acquiror Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c) any amendment of Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or the Share Exchange or change in any manner the voting rights of any class of Acquiror’s share capital.

3.03 Revoke Other Proxies. Sponsor represents and warrants that any proxies previously given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are revoked.

3.04 Irrevocable Proxy. Sponsor irrevocably and unconditionally grants to, and appoints, in the event that Sponsor shall for whatever reason fail to perform any of its obligations under Section 3.01 or 3.02, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 3. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor affirms that the irrevocable proxy set forth in this Section 3.04 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor further affirms that the irrevocable proxy is coupled with a proprietary interest and may under no circumstances be revoked. Sponsor ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done. The irrevocable proxy granted shall only terminate upon the termination of this Agreement.

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3.05 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date of this Agreement and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including under any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations under this Agreement;

(c) take any action that would make any representation or warranty of Sponsor untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained in this Agreement untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company (or any of its directors, secretaries or authorized representatives) that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.06 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date of this Agreement and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

3.07 No Solicitation by Sponsor. From the date of this Agreement until the Closing Date under the Business Combination Agreement or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

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(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date of this Agreement, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

4. OTHER AGREEMENTS

4.01 Sponsor Agreements.

(a) Each of Sponsor and Acquiror agrees that from the date of this Agreement until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated January 19, 2022, by and among Sponsor and Acquiror (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of Sponsor and Acquiror agrees that from the date of this Agreement until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain registration rights agreement, dated January 19, 2022, by and among Sponsor and Acquiror (the “Registration Rights Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

4.02 Termination. As regards the Company, the Acquiror and the Shareholder, this Agreement shall have effect from the date first written above. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, this Article 5 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability other than for its willful and material breach of this Agreement before such termination.

4.03 Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Share Exchange or any other Transaction. If Sponsor acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date of this Agreement, of its record or beneficial ownership of any Subject Shares as of the date this Agreement, which shares are not already set forth on Schedule A), Sponsor shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect Sponsor’s ownership of such additional Subject Shares.

4.04 Notice. All notices and other communications shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror, or the Company in accordance with Section 13.4 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

4.05 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated by reference, mutatis mutandis, as if set forth in this Agreement.

[Signature pages follow]

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The parties have caused this Agreement to be executed as of the date above.

Fenix360 Pte. Ltd.,

a Singapore private company limited by shares, with company registration number S9843901C

By:	/s/ Allan Klepfisz
Name:	Allan Klepfisz
Title:	Allan Klepfisz

DUET Acquisition Corp.,
a Delaware corporation

By:	/s/ Dharmendra Magasvaran
Name:	Dharmendra Magasvaran
Title:	Co-Chief Executive Officer

DUET Partners LLC,
a Delaware limited liability company

By:	/s/ Dharmendra Magasvaran
Name:	Dharmendra Magasvaran
Title:	Co-Managing Member

[Schedule A to Sponsor Support Agreement]

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SCHEDULE A

Name and Address of Sponsor:	DUET Partners LLC
a Delaware limited liability company
V03-11-02, Designer Office.
V03, Lingkaran SV, Sunway Velocity,
Kuala Lumpur, Malaysia 55100
Attention: Dharmendra Magasvaran

Total Acquiror Class B Ordinary Shares:	2,156,250

[Schedule A to Sponsor Support Agreement]

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